Exhibit 4.4
CROWN CRAFTS, INC.
2006 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT

	Number of	Date of
Grantee:	Shares:	Grant:

Expiration	Exercise Price
Date*:	Per Share:
$

Vesting Dates and Amounts * :	Exercisability Dates * :

     THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of the date of the grant set forth above (the “Grant Date”), by and between Crown Crafts, Inc., a Delaware corporation (“Crown Crafts”), and the above-named individual (the “Grantee”).
W I T N E S S E T H:
     WHEREAS, Crown Crafts has established the “Crown Crafts, Inc., 2006 Omnibus Incentive Plan” (the “Plan”) to advance the interests of Crown Crafts and any parent or subsidiary corporation of Crown Crafts (together with Crown Crafts, referred to collectively as the “Company”) by, among other things, strengthening the Company’s ability to attract and retain qualified individuals to serve as directors of the Company; and
     WHEREAS, pursuant to the provisions of the Plan, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) authorized a grant of an option to acquire capital stock of Crown Crafts to the Grantee as reflected herein on the Grant Date, the Board approved such grant on the Grant Date, and the Committee has the full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of Crown Crafts in order to evidence and to set forth fully the terms of said grant.
     NOW, THEREFORE, the parties hereto agree as follows:

*	Subject to acceleration as provided in Sections 3 and 4 hereof.

     1. Grant of Option. Subject and pursuant to all terms and conditions stated in this Agreement and in the Plan, which is incorporated herein by this reference and made a part hereof as though fully set forth herein, Crown Crafts grants to the Grantee on the Grant Date a non-qualified stock option (the “Option”) to purchase the number of shares of Crown Crafts’ common stock, $0.01 par value per share (“Common Stock”), set forth above (the “Option Shares”), at the exercise price per share set forth above (the “Per-Share Price”), on or before the expiration date set forth above (the “Expiration Date”). Unless sooner vested pursuant to Section 3 or 4 hereof, the Option shall become vested to the Grantee in accordance with the vesting schedule set forth above (each such date upon which all or any part of the Option shall vest, a “Vesting Date”) so long as (i) the Grantee remains a director of the Company throughout the period commencing on the Grant Date and continuing through the applicable Vesting Date and (ii) the performance targets, if any, set forth on Exhibit A attached hereto with respect to such Vesting Date have been met. The Grantee hereby accepts the Option on such terms and conditions. The Grantee shall, subject to the limitations of this Agreement and the Plan, have the right to exercise the Option under the exercisability schedule set forth above (each such date upon which all or any part of the Option shall first become exercisable, an “Exercisability Date”) by purchasing all or any part of the Option Shares then available for purchase under the vesting schedule set forth above.
     2. Exercise of Option. The Grantee may exercise all or any part of the Option by delivering written notice to the Committee (in the form attached hereto as Exhibit B) of the number of Option Shares (in a multiple of 100, except in the case of a full exercise of the remaining vested portion of the Option) to be purchased together with payment in an amount equal to the product of the Per-Share Price times the number of Option Shares to be purchased (the “Exercise Price”) made in one of the following forms or a combination thereof:
     (a) Payment in Cash. The Committee may require the Grantee to make a cash payment to the Company equal to the amount of the Exercise Price; or
     (b) Payment in Shares. The Grantee may request, in lieu of cash payment, that the Company either accept shares (of the same class as the Option Shares) owned by the Grantee or withhold Option Shares, each as more fully described below. If the Committee grants any such request in whole or in part, in its sole and absolute discretion, any shares so accepted or withheld by the Company under this paragraph (b) shall be valued at their fair market value, as determined in good faith by the Board. In no such event shall any fractional shares be accepted or withheld, and thus any deficiency remaining after the acceptance or withholding of whole shares shall be satisfied by the Grantee in cash.
     In the event the Committee has indicated to the Grantee that it will permit payment of the Exercise Price to be made in whole or in part with previously issued stock owned by the Grantee, the stock certificates evidencing the surrendered shares shall accompany the notice of exercise and shall be duly endorsed or accompanied by duly executed stock powers to transfer the same to the Company. In the event that the Committee has indicated to the Grantee that it will permit payment of the Exercise Price to be made in whole or in part with Option Shares, the notice of exercise need not be accompanied by any stock certificates but shall include a statement directing the Company to retain that number of Option Shares as shall equal the number of shares that would have been surrendered to the Company by the Grantee if the Exercise Price had been paid with previously issued stock.
     In the event the Grantee does not make such payment when requested, the Company may refuse to issue or cause to be delivered any shares under this Agreement or any other incentive plan agreement entered into by the Grantee and the Company until such payment has been made or arrangements for such payment satisfactory to the Company have been made.
     Such notice of exercise shall be sent to the Committee at Crown Crafts, Inc., 916 South Burnside Avenue, P.O. box 1028, Gonzales, LA 70737, Attention: Chairman. The Option shall be deemed to have been exercised on the date the written notice and required consideration are received on behalf of the Committee.
     3. Vesting and Exercisability of Option Following Termination of Service as a Director.
     (a) Termination of Service Prior to Exercisability Date of Option. In the case of any termination of the Grantee’s service as a director of the Company, voluntarily or involuntarily, prior to an Exercisability Date, and other than under the circumstances described in Section 4 hereof, the following provisions shall apply:
     (1) Unvested Portion of Option. Any unvested portion of the Option shall immediately terminate upon the date the service of the Grantee as a director of the Company terminates; provided, however, that in the event such termination occurs due to Death or Disability (as each such term is defined in the Plan), then the Committee, in its sole and absolute discretion, may cause all or any part of such unvested portion of the Option to become fully vested immediately upon the date of such termination (and thus become immediately exercisable and otherwise subject to the terms and conditions of subparagraph (2) immediately below).
     (2) Vested Portion of Option. Any vested but theretofore unexercisable portion of the Option (including any portion of the Option that vests in the discretion of the Committee pursuant to subparagraph (1) immediately above) shall become immediately exercisable but shall terminate effective three (3) months after the date the service of the Grantee as a director of the Company terminates; provided, however, that in the event such termination occurs due to either Disability or Death, such vested portion of the Option may be exercised at any time (i) within one (1) year from such Disability (but in all events prior to the Expiration Date), or (ii) prior to the Expiration Date in the case of termination by reason of Death.
     (b) Termination of Service On or After Exercisability Date of Option. In the case of any termination of the Grantee’s service as a director of the Company, voluntarily or involuntarily, on or after an Exercisability Date, any vested and theretofore exercisable (but unexercised) portion of the Option shall terminate three (3) months after the date the service of the Grantee as a director of the Company terminates; provided, however, that in the event such termination occurs due to Disability or Death, the Option may be exercised at any time (i) within one (1) year from such Disability (but in all events prior to the Expiration Date) or (ii) prior to the Expiration Date in the case of termination by reason of Death.
     4. Vesting and Exercisability of Option Following Change in Control. As provided in Section 7.1 of the Plan, any unvested and/or unexercisable portion of the Option shall automatically become fully and immediately vested and exercisable on the day immediately preceding the date of the consummation of any Change in Control as defined in the Plan (or sooner, in the discretion of the Committee).
     5. Legal Restrictions. If in the opinion of legal counsel for the Company the issuance or sale of any Option Shares would not be lawful for any reason, including, without limitation, the inability of the Company to obtain from any governmental authority or regulatory body having jurisdiction the authority deemed by such counsel to be necessary to such issuance or sale, the Company shall not be obligated to issue or sell any Option Shares pursuant to the exercise of this Option to the Grantee or any other authorized person unless a registration statement that complies with the provisions of the Securities Act of 1933, as amended (the “Act”), in respect of such Option Shares is in effect at the time thereof, or other appropriate action has been taken under and pursuant to the terms and provisions of the Act, or the Company receives evidence satisfactory to such counsel that the issuance and sale of such Option Shares, in the absence of an effective registration statement or other appropriate action, would not constitute a violation of the Act or any applicable state securities law. It is further agreed that the Company is in no event obligated to register any Option Shares, to comply with any exemption from registration requirements or to take any other action which may be required in order to permit, or to remedy or remove any prohibition or limitation on, the issuance or sale of such Option Shares to the Grantee. The Grantee further acknowledges that the Act and/or applicable state securities laws may restrict the right and govern the manner in which the Grantee may dispose of Option Shares, and the Grantee agrees not to offer, sell or otherwise dispose of any such shares in a manner which would violate the Act or any other federal or state law.
     6. No Rights as Shareholder. Neither the Grantee nor any other person authorized to purchase Common Stock upon exercise of this Option shall have any interest in or shareholder rights with respect to any shares of the Common Stock which are subject to this Option until such shares have been issued and delivered to the Grantee or such other person.
     7. Withholding Taxes. As a condition of exercise of this Option, the Committee may, in its sole discretion, withhold or require the Grantee to pay or reimburse the Company for any taxes which the Company determines are required to be withheld in connection with the grant or any exercise of this Option.
     8. Heirs and Successors. This Agreement and all terms and conditions hereof shall be binding upon the parties hereto, and their successors, heirs, legatees and legal representatives.
     9. Nontransferability; Who May Exercise. Neither this Agreement nor the Option granted hereby may be transferred or assigned, other than by will or the laws of descent and distribution, and the Option may not be exercised by any person other than the Grantee during the Grantee’s lifetime.

     10. Plan Controls. Copies of the Plan will be made available to the Grantee upon request. In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly.
     11. Governing Law. To the extent not superseded by federal law, the laws of the State of Delaware shall control in all matters relating to this Agreement.
     12. Counterparts; Facsimile Delivery. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. Executed counterparts may be delivered via facsimile transmission.
     13. Compliance with Section 409A. The Company expressly reserves the right to modify or amend this Agreement without the consent of the Grantee if the Committee determines, in its sole discretion, that such modification or amendment is necessary or desirable for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder; provided, however, that the Company shall have no liability whatsoever to the Grantee or any other person in the event that this Agreement is determined to be subject to and not in compliance with Section 409A of the Code.
[Signatures on following page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Non-Qualified Stock Option Agreement, all as of the Grant Date set forth herein.

CROWN CRAFTS, INC.

By:

Chairman of the Committee

GRANTEE

EXHIBIT A
PERFORMANCE TARGETS
[To be completed as appropriate.]

EXHIBIT B
EXERCISE OF NON-QUALIFIED
STOCK OPTION
     The undersigned Optionee under that certain Crown Crafts, Inc. Non-Qualified Stock Option Agreement dated as of                      (the “Agreement”), hereby exercises the Non-Qualified Stock Option granted under the Agreement for the following number of shares of Common Stock, subject to the terms and conditions of the Agreement:

Number of shares being purchased
(must be a multiple of 100 or full exercise):

Total purchase price submitted herewith:	$

(Signature)

(Date)